Exhibit 99.1

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED SALES GROWTH

(Unaudited)

(In thousands)

Management believes that presentation of sales growth adjusted to eliminate the effects of acquisitions, divestitures and the impact of currency translation, provides useful information to investors because it enhances comparability between the current year and prior year reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations.

	Three Months Ended		% Change
	June 30, 2006	July 1, 2005
ARAMARK Corporation Consolidated Sales (as reported)	$2,933,638	$2,792,366	5%
Effect of Currency Translation	—	16,922
Effect of Acquisitions and Divestitures	(14,742)	(19,555)

ARAMARK Corporation Consolidated Sales (as adjusted)	$2,918,896	$2,789,733	5%

	Nine Months Ended		% Change
	June 30, 2006	July 1, 2005
ARAMARK Corporation Consolidated Sales (as reported)	$8,689,061	$8,181,741	6%
Effect of Currency Translation	—	(9,988)
Effect of Acquisitions and Divestitures	(120,045)	(69,049)

ARAMARK Corporation Consolidated Sales (as adjusted)	$8,569,016	$8,102,704	6%